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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE            Contacts:     Jonathan D. (Jody) Nelson, CFO
---------------------                          Patterson Energy, Inc.
                                               (915) 573-1104

                                               John Vollmer, CFO
                                               UTI Energy Corp.
                                               (281) 873-4111


                  PATTERSON ENERGY/UTI ENERGY MERGER COMPLETED

         COMBINATION CREATES SECOND-LARGEST LAND-BASED DRILLING FLEET IN
                                 NORTH AMERICA

                  COMPANY ANNOUNCES NEW SENIOR MANAGEMENT TEAM


         SNYDER, TEXAS AND HOUSTON, TEXAS - MAY 8, 2001 -- PATTERSON ENERGY, INC. (NASDAQ: PTEN) AND UTI ENERGY CORP. (AMEX: UTI) today announced that their shareholders had approved a merger that creates North America's second-largest operator of land-based oil and gas drilling rigs. Shortly after the approvals, the merger was completed and the surviving company was renamed "Patterson-UTI Energy, Inc." Its common shares will be traded on NASDAQ under the symbol "PTEN", with approximately 76 million common shares outstanding.

         Under terms of the merger, shareholders of UTI Energy will receive one share of Patterson Common Stock for each share of UTI Common Stock. As of the close of the market on Monday, May 7, 2001, the companies had a combined market valuation of $2.2 billion.

         The combined companies, headquartered in Snyder, Texas, have 302 land-based drilling rigs, of which 286 are located in the United States and 16 rigs in Western Canada.


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         Patterson-UTI also announced that Mark S. Siegel, who had served as
Chairman of UTI, has been appointed Chairman of Patterson-UTI. Cloyce A. Talbott, who formerly served as Chairman and Chief Executive Officer of Patterson, will serve as Chief Executive Officer. In addition, Glenn Patterson, will be President and Chief Operating Officer; Jonathan D. (Jody) Nelson, will be Chief Financial Officer; and John Vollmer, who had been UTI's current Chief Financial Officer, assumes the title of Senior Vice President - Corporate Development. Vaughn Drum, a founder of UTI who had served as UTI's Chief Executive Officer for 14 years, has elected to retire. Mr. Drum has been involved in the oil service industry for 35 years.

         "With more than 300 land-based drilling rigs strategically located in some of the most prolific oil- and gas-producing regions in North America, Patterson-UTI will have the second-largest land-based drilling fleet in North America," said Mr. Talbott. "Moreover, our combined rig fleet, well-matched to the drilling activity in North America, together with the strengths of the combined management teams, provide us with flexibility and capacity to meet the drilling needs of an expanded customer base," Mr. Talbott added.

         Mr. Siegel said, "This is a very exciting day for the shareholders of both companies. Both UTI and Patterson built shareholder value through the consistent implementation of growth strategies through the various cycles of our business. We believe that the combined resources of both companies will provide an even stronger base for further growth and consolidation."

         Commenting on Vaughn Drum's retirement, Mr. Siegel said, "Vaughn's many contributions have been enormous and greatly appreciated. We wish him health and happiness in the years ahead."

         Mr. Drum said, "Even before the merger was negotiated, I had decided to retire to spend more time with my family. I am gratified that UTI has been able to hook up with a great industry partner, and look forward to serving as director of the new, combined Company. I am highly confident that the transition will be both smooth and seamless, and I wish the new management team nothing but success going forward."


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ABOUT PATTERSON-UTI

         Patterson-UTI Energy, Inc., headquartered in Snyder, Texas, is the second-largest provider of domestic land-based drilling services to major independent oil and natural gas companies in North America. The Company owns 302 drilling rigs, with drilling operations in Texas, New Mexico, Utah, Oklahoma, Louisiana and western Canada. The company is also engaged in the business of pressure pumping; oil and gas exploration and production; and drilling and completion fluids services.

Statements made in this press release which state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company's services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to, the Patterson Energy's and UTI Energy's reports on Form 10-K for the year ended December 31, 2000 and Forms 10-Q for fiscal 2001 reporting periods. Copies of these filings may be obtained by contacting the Companies or the SEC.